UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THOMAS PROPERTIES GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

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April 29, 2005

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Thomas Properties Group, Inc., which will be held on Wednesday, June 15, 2005, at 10:00 a.m. local time, at the California Club, 538 Flower Street, Los Angeles, California. We look forward to greeting our stockholders able to attend.

This document includes the notice of annual meeting and the proxy statement. The proxy statement describes the business to be conducted at the annual meeting and provides other information concerning our company of which you should be aware when you vote your shares, whether in person or by proxy.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by marking your votes on the enclosed proxy card. Please sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may withdraw your proxy if you so desire.

On behalf of the Board of Directors and the employees of Thomas Properties Group, Inc., I would like to express my appreciation for your continued interest in the affairs of our company.

Sincerely,

James A. Thomas

Chairman of the Board of Directors,

President and Chief Executive Officer

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD

ON JUNE 15, 2005

To The Stockholders of Thomas Properties Group, Inc.:

The annual meeting of stockholders of Thomas Properties Group, Inc. (the “Company”) will be held on Wednesday, June 15, 2005, at 10:00 a.m. local time, at the California Club, 538 Flower Street, Los Angeles, California, for the following purposes:

1.	To elect all seven directors to the Board of Directors each for a one-year term expiring at the close of the Company’s annual meeting in 2006.

2.	To ratify the audit committee’s appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.

3.	To consider and act on such other business as may properly come before the meeting or any adjournments or postponements thereof.

The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors has fixed the close of business on April 18, 2005 as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at the Company’s principal executive offices, 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071, during the ten days preceding the meeting.

Stockholders are requested to complete and sign the enclosed proxy solicited by the Board of Directors, and promptly return it in the accompanying envelope, whether or not they plan to attend the annual meeting. You may revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Diana M. Laing

Chief Financial Officer and Secretary

Los Angeles, California

April 29, 2005

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of the stockholders of Thomas Properties Group, Inc. (the “Company”) to be held on Wednesday, June 15, 2005, beginning at 10:00 a.m., local time, at the California Club, 538 Flower Street, Los Angeles, California. This proxy statement is being provided in connection with the solicitation of proxies by the Board of Directors for use at the 2005 annual meeting of stockholders and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about April 29, 2005.

A copy of the Company’s 2004 annual report on Form 10-K is included in the envelope with this proxy statement.

About The Meeting

What is the purpose of the annual meeting?

At the Company’s annual meeting, stockholders will act upon the matters described in the accompanying notice of annual meeting of stockholders. These matters include the following:

•	The election of seven directors to the Board of Directors each for a one-year term expiring at the close of the Company’s annual meeting in 2006;

•	To ratify the audit committee’s appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2005; and

•	To consider and act on such other business as may properly come before the meeting or adjournments or postponement thereof.

In addition, the Company’s management will report on the performance of the Company during the 2004 fiscal year and respond to questions from stockholders. The Company does not have a policy regarding director attendance at annual meetings of the Company stockholders.

Who is entitled to vote?

Only holders of record of our outstanding common stock and limited voting stock at the close of business on the record date, April 18, 2005, are entitled to receive notice of and to vote at the meeting, and at any postponement or adjournment of the meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at the Company’s principle executive offices, 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071 during the ten days preceding the meeting.

How many votes do I get?

Each share of common stock and limited voting stock entitles the holder to one vote per share with respect to all matters on which the holders of such shares are entitled to vote. Holders of common stock are entitled to vote on all matters to be voted on by the stockholders. Holders of limited voting stock are entitled to vote only on the election of directors, certain extraordinary matters including a merger or sale of our company, and amendments to our certificate of incorporation.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of shares of the Company stock entitled to cast at least a majority of the votes of the outstanding stock entitled to vote on a particular matter will constitute a quorum entitled to take action with respect to that matter. As of April 18, 2005, the record date for the annual meeting, 14,342,481 shares of common stock of the Company were outstanding and eligible to vote and 16,666,666 shares of limited voting stock were outstanding and eligible to vote.

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. For purposes of calculating votes cast in the election of directors and ratification of the Company’s independent auditors, broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

How do I vote?

Sign and date each proxy card you receive and return it in the prepaid envelope. All shares of stock entitled to vote at the annual meeting that are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies or, if no contrary instructions are given therein, will be voted in accordance with the Board’s recommendations. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the Board’s recommendations.

What are the Board’s recommendations?

The Board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of the directors as described under “Proposal to Elect Members to the Board of Directors”; and

•	FOR the proposal of the Board of Directors to ratify the appointment of the Company’s independent certified accountants for the fiscal year ending December 31, 2005.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

May I change my vote after I return my proxy card?

Yes. Any stockholder who has given a proxy with respect to any matter may revoke it at any time prior to the closing of the polls as to that matter at the annual meeting by delivering a notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company, or by attending the annual meeting and voting in person.

Who will count the vote?

EquiServe Trust Company N.A., our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of stock of the Company.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address (whenever possible).

How are proxies solicited?

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their expenses in doing so.

This solicitation is being made by the Company and the entire cost of the solicitation will be borne by the Company.

Do the stockholders have any appraisal rights with regard to any of the proposals?

No. Under Delaware law, stockholders are not entitled to appraisal rights with respect to these proposals.

When are stockholder proposals for the 2006 annual meeting of stockholders due?

To be considered for inclusion in the Company’s proxy statement for the 2006 annual stockholders meeting, stockholder proposals must be received at the Company’s offices no later than December 30, 2005. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s bylaws, and must be submitted in writing, delivered or mailed to the Company’s Secretary.

In addition, the Company’s bylaws require that if a stockholder desires to introduce a stockholder proposal or nominate a director candidate from the floor of the 2006 annual meeting of the stockholders, such proposal or nomination must be submitted in writing to the Company’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary date of the mailing of its proxy materials with regard to the 2005 annual meeting of the stockholders or, if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90th day prior to the 2006 annual stockholders meeting (which has not yet been set) and not later than the close of business on the later of (i) the 60th day prior to the 2006 annual stockholders meeting or (ii) the 10th day following public announcement of the 2006 annual stockholders meeting.

Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and of any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of common stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business.

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board of Directors, non-management directors or specific directors may do so by writing the Board of Directors, c/o Thomas Properties Group, Inc., 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071, Attn: Secretary. The mailing envelope should also clearly indicate whether the communication is intended for the Board of Directors, the non-management directors or a specific director.

Does the Company have a Code of Ethics?

The Company has a Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the principal executive officer and the principal financial officer. The Code of Business Conduct and Ethics is available on the Company’s website at www.tpgre.com.

What is the security ownership of management?

The table set forth on page 7 provides information with respect to the beneficial ownership of the Company’s securities by management.

Proposal to Elect Members to the Board of Directors (Proposal 1)

What are we asking you to approve?

Under the Company’s bylaws, each member of the board serves for a one-year term and until his or her successor is duly elected and qualifies. Vacancies on the board may be filled only by individuals elected by a majority of the remaining directors. A director elected by the board to fill a vacancy (including a vacancy created by an increase in the size of the board) will serve for the remainder of the term and until such director’s successor is elected and qualifies, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes cast at the annual meeting, which means the seven nominees who receive the largest number of properly cast votes will be elected as directors. Each share of common stock and limited voting stock is entitled to one vote for each of the seven director nominees. Under applicable Delaware law, in determining whether each nominee has received the requisite number of votes, abstentions and broker non-votes will not be counted. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the annual meeting, an event which currently is not anticipated by the board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the board.

Mr. James A. Thomas, Mr. R. Bruce Andrews, Mr. Edward D. Fox, Mr. Winston H. Hickox, Mr. Daniel Neidich, Mr. Randall L. Scott and Mr. John R. Sischo are all of our nominees for election to the board. Each such nominee is presently a director, has consented to be named in this proxy statement and to serve as a director if elected, and management has no reason to believe that any nominee will be unable to serve. The information below relating to the nominees for election as director and to each of the other directors whose terms of office continue after the annual meeting has been furnished to the Company by the respective individuals. Each of the nominees would serve until his or her successor is elected and qualifies, or until such director’s earlier death, resignation or removal. If elected at the annual meeting, Messrs. Thomas, Andrews, Fox, Hickox, Neidich, Scott and Sischo would each serve until the close of the Company’s 2006 annual meeting.

What does the Board of Directors recommend with respect to Proposal 1?

The Board recommends a vote FOR the nominees.

Board of Directors

The Board of Directors presently consists of seven members each serving for a one year term with reelection at each annual meeting. The name and age of each director, his position with the Company is set forth below:

Name	Age	Position
James A. Thomas	68	Chairman of the Board, President and Chief Executive Officer
R. Bruce Andrews	64	Director
Edward D. Fox	57	Director
Winston H. Hickox	62	Director
Daniel Neidich	55	Director
Randall L. Scott	49	Executive Vice President and Director
John R. Sischo	48	Executive Vice President and Director

Nominees For Director For a One-Year Term Expiring in 2006:

James A. Thomas serves as our Chairman of the Board, President and Chief Executive Officer. Mr. Thomas has served on our Board of Directors since the Company was organized in March 2004. Mr. Thomas founded TPG, our predecessor company, and served as the Chairman of the Board and Chief Executive Officer of TPG from 1996 to the closing of our initial public offering in October 2004. Prior to founding TPG, Mr. Thomas served as a co-managing partner of Maguire Thomas Partners, a national full-service real estate operating company from 1983 to 1996. In 1996, Maguire Thomas Partners was divided into two companies with Mr. Thomas forming TPG with other key members of the former executive management at Maguire Thomas Partners. Mr. Thomas also served as Chief Executive Officer and principal owner of the Sacramento Kings NBA Basketball team and the ARCO Arena from 1992 until 1999. Mr. Thomas serves on the Board of Directors of the Townhall Los Angeles, SOS Coral Trees and the National Advisory Council of the Cleveland Marshall School of Law. He serves on the board of trustees of the Ralph M. Parsons Foundation in Los Angeles, Baldwin Wallace College in Cleveland, the Los Angeles County Museum of Art and St. John’s Health Center Foundation in Santa Monica California. Mr. Thomas also serves on the board of governors of the Music Center of Los Angeles County and is a member of the Rand Advisory Board. Mr. Thomas received his bachelor of arts degree in economics and political science with honors from Baldwin Wallace College in 1959. He graduated magna cum laude with a juris doctorate degree in 1963 from Cleveland Marshall Law School.

R. Bruce Andrews. Mr. Andrews has been a member of our Board of Directors since the closing of our initial public offering in October 2004. Until his retirement in April 2004, Mr. Andrews served as the President and Chief Executive Officer of Nationwide Health Properties, Inc., a real estate investment trust, which position he had held since September 1989. Mr. Andrews graduated from Arizona State University with a bachelor of science degree in accounting. Mr. Andrews currently serves on the Board of Directors for Nationwide Health Properties, Inc.

Edward D. Fox. Mr. Fox has been a member of our Board of Directors since the closing of our initial public offering in October 2004. Since January 2003, Mr. Fox has served as Chairman and Chief Executive Officer of Vantage Property Investors, LLC, a private real estate investment and redevelopment company. Prior to 2003, Mr. Fox was Chairman and Chief Executive Officer of Center Trust, a real estate investment trust, from 1998 to January 2003 when Center Trust was acquired by Pan Pacific Retail Properties. Mr. Fox also served as the Chairman of CommonWealth Partners from 1995 through October 2003, a fully integrated real estate operating company that he co-founded in 1995. Prior to forming CommonWealth Partners, Mr. Fox was a senior partner with Maguire Thomas Partners. A certified public accountant, Mr. Fox started his career in public accounting specializing in real estate transactions. Mr. Fox serves on the Dean’s advisory council for the USC School of Architecture and the Board of Directors of the Orthropaedic Hospital Foundation and the Los Angeles Boy Scouts. He is a member of the International Council of Shopping Centers, Urban Land Institute and the American Institute of Certified Public Accountants. He received a bachelor’s degree in accounting from the University of Southern California and a master’s degree in business administration, both with honors.

Winston H. Hickox. Mr. Hickox has been a member of our Board of Directors since the closing of our initial public offering in October 2004. Since July, 2004, Mr. Hickox has been a Portfolio Manager with the California Public Employees’ Retirement System. From January 1999 to November 2003, Mr. Hickox served as Secretary of the California Environmental Protection Agency, and was responsible for a broad range of programs created to protect California’s human and environmental health. From December 1994 to May 1998, Mr. Hickox was a partner in LaSalle Advisors, Ltd. Prior to joining LaSalle Advisors, Ltd., Mr. Hickox was a Managing Director with Alex. Brown Kleinwort Benson Realty Advisors Corp. From April 1997 to January 1999, Mr. Hickox served as an alternate Commissioner on the California Coastal Commission. He was President of the California League of Conservation Voters from 1990 to 1994. He is currently a member of the board of the Sacramento County Employees’ Retirement System. Mr. Hickox graduated from the California State University at Sacramento with a bachelor of science degree in business administration in 1965, and obtained a master of business administration degree in 1972 from Golden Gate University.

Daniel Neidich. Mr. Neidich has been a member of our Board of Directors since the closing of our initial public offering in October 2004. He is Co-Chief Executive Officer of Dune Capital Management, an investment firm he co-founded in October 2004. In December 2003, Mr. Neidich retired from his position as a senior director of Goldman, Sachs & Co., where he served as a member of the firm’s management committee, co-head of the merchant banking division, and chairman of the Whitehall fund investment committee. Mr. Neidich joined Goldman Sachs in 1978 in the real estate banking department. In 1984, Mr. Neidich became a partner of Goldman Sachs, and in 1990 he became head of Goldman Sachs’s real estate department. In 1991, Goldman Sachs, under Mr. Neidich’s direction, raised the first Whitehall fund to invest in real estate opportunities. Mr. Neidich is a member of the board of governors of the Real Estate Board of New York and a Trustee of the Urban Land Institute. He also serves on the Board of Directors of the Metropolitan Museum of Modern Art and the New York University Child Study Center. Mr. Neidich earned a bachelor of arts degree from Yale University and a master of business administration degree from the Stanford University graduate school of business.

Randall L. Scott serves us as an Executive Vice President and Director. Mr. Scott has been a member of our Board of Directors since April 2004. Mr. Scott directed asset management operations nationally and East Coast development activity for TPG from its inception in 1996 until our initial public offering in October 2004. Prior to the formation of TPG, Mr. Scott was with Maguire Thomas Partners from 1986 to August 1996. As a senior executive at Maguire Thomas Partners, Mr. Scott worked on several large-scale development projects, including One Commerce Square in Philadelphia and The Gas Company Tower in Los Angeles. Mr. Scott was also on the pre-development team for the CalEPA project in Sacramento and served in a general business development capacity. Mr. Scott is currently involved in various civic and professional organizations and serves on the Board of Directors of the Center City District, a Philadelphia non-profit special services organization. Mr. Scott holds a bachelor’s degree in business administration and economics from Butler University in Indianapolis.

John R. Sischo serves us as an Executive Vice President and Director. Mr. Sischo has been a member of our Board of Directors since April 2004. He is responsible for our investment management services, including oversight of our relationship with CalSTRS, acquisition efforts and our debt capital market relationships. He served as a Senior Vice President of TPG from April 1998 until our initial public offering in October 2004. Prior to joining TPG, Mr. Sischo was with Banker’s Trust from 1989 to 1998 where he was instrumental in developing Bankers Trust’s real estate investment management practice. Prior to 1989, Mr. Sischo was with Security Pacific Corporation’s real estate investment banking practice. He began his career at Merrill Lynch Capital Markets. Mr. Sischo is on the Board of Directors of the Center City Association, a Los Angeles non-profit special services organization. Mr. Sischo received a bachelor’s degree in political science from the University of California at Los Angeles.

SECURITIES OWNERSHIP OF MANAGEMENT

The table set forth below provides information with respect to beneficial ownership of the Company’s securities as of April 18, 2005 by (a) each director, and nominee for director, of the Company, (b) each of the executive officers of the Company listed in the Summary Compensation Table, and (c) all directors, nominees and executive officers of the Company as a group. The information set forth in the table as to directors, nominees and executive officers is based upon information furnished to the Company by them in connection with the preparation of this proxy statement. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o Thomas Properties Group, Inc., 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071.

The ownership percentage in the following table is based on 14,342,481 shares of our common stock and 16,666,666 shares of our limited voting stock outstanding as of April 18, 2005, and 16,666,666 operating partnership units redeemable for cash or, at our option, for common stock. Beneficial ownership of common stock and limited voting stock is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares of Common Stock		Percent of Common Stock(1)		Operating Partnership Units(2)		Percent of Common Stock and Units(3)	Limited Voting Stock(4)	Percent of Limited Voting Stock
James A. Thomas	54,067	(5)	*	%	15,983,331	(6)	51.7%	16,666,666	100%
R. Bruce Andrews(7)(8)	5,500		*		—			—
Edward D. Fox(7)	2,500		*		—			—
Winston H. Hickox(7)	2,500		*		—			—
Daniel Neidich(7)	2,500		*		—			—
Randall L. Scott	—				233,334		*	—
John R. Sischo	—				266,667		*	—
Diana M. Laing	—				—			—
Thomas S. Ricci	—				183,334		*	—
All directors and executive officers as a group (9 persons)	67,067		*		16,666,666		54.0%	16,666,666	100%

*	Represents ownership of less than 1%.
(1)	Assumes 14,342,481 shares of our common stock are outstanding. The total number of shares of common stock outstanding used in calculating this percentage excludes (a) units in our operating partnership redeemable for cash or, at our option, common stock and (b) incentive units issued under our Incentive Plan that may be converted into operating partnership units.
(2)	Units are redeemable for cash or, at our option, shares of our common stock on a one-for-one basis commencing December 13, 2005. Each operating partnership unit is paired with a share of limited voting stock. Mr. Thomas controls the voting of these shares. Upon redemption of the units for cash or shares of our common stock, each share of limited voting stock paired with the unit will be automatically cancelled.
(3)	Assumes a total of 14,342,481 shares of common stock and 16,666,666 units are outstanding, comprised of shares of common stock and units in our operating partnership (other than incentive units issued under our Incentive Plan).
(4)	Mr. Thomas controls each of the entities that hold shares of limited voting stock and hence he controls the voting of these shares, notwithstanding that 683,335 of these operating partnership units in the aggregate are held for the benefit of Messrs. Ricci, Sischo and Scott.

(5)	Includes 46,667 shares granted to Mr. Thomas as restricted stock under our Incentive Plan which will vest on the third anniversary of the grant date of October 13, 2004, provided that vesting could occur after two years if certain performance goals are met. Also includes 2,200 shares in trusts for the benefit of immediate family members of Mr. Thomas, who is trustee of each trust. Mr. Thomas disclaims beneficial ownership of such 2,200 shares.
(6)	Each unit is held by an entity controlled directly or indirectly by Mr. Thomas.
(7)	Mr. Andrews, Mr. Fox, Mr. Hickox and Mr. Neidich each received a grant of 2,500 shares of restricted stock under our Non-Employee Director Plan upon the closing of our initial public offering, which grants vest in full two years following the date of grant.
(8)	On March 24, 2005, Mr. Andrews purchased an additional 3,000 shares of common stock in an open market transaction.

SECURITIES OWNERSHIP OF CERTAIN OWNERS

The table set forth below provides information with respect to persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock as of April 18, 2005. The dates applicable to the shares beneficially owned are set forth in the footnotes below. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Third Avenue Management LLC(1) 622 Third Avenue, 32nd Floor New York, NY 10017	2,172,106	15.1%
Wellington Management Company, LLP(2) 75 State St Boston, MA 02109	2,000,000	13.9%
High Rise Capital Management LP(3) 535 Madison Avenue, 26th Floor New York, NY 10022	1,851,200	12.0%
Eubel Brady & Suttman Asset Management, Inc.(4) 7777 Washington Village Drive Suite 210 Dayton, OH 45459	1,487,230	10.4%
Stichting Pensioenfonds ABP(5) Oude Lindestraat 70, Postbus 2889 6401 DL Heerlen The Kingdom of the Netherlands	1,018,800	7.1%
Wells Fargo & Company(6) 420 Montgomery Street San Francisco, CA 94104	935,500	6.5%
Teachers Insurance and Annuity Association of America(7) 730 Third Avenue New York, NY 10017	881,200	6.1%
Wells Capital Management Incorporated(8) 525 Market Street, 10th Floor San Francisco, CA 94105	777,300	5.4%
Dreman Value Management LLC(9) 520 East Cooper Avenue Suite 230-4 Aspen, CO 81611	750,000	5.2%

(1)	Third Avenue Management LLC reported that it had sole voting power of 2,165,906 shares and sole dispositive power of 2,172,106 shares in their Schedule 13G dated February 15, 2005 and filed with the SEC on February 16, 2005.
(2)	Wellington Management Company, LLP reported that it had sole voting power of 1,476,300 shares and sole dispositive power of 2,000,000 shares in their Schedule 13G/A dated February 14, 2005 and filed with the SEC on February 14, 2005.
(3)	High Rise Capital Management LP reported that it had shared voting power and shared dispositive power of 1,851,200 shares with High Rise Partners II, LP, High Rise Institutional Partners, LP, Cedar Bridge Realty Fund, LP, Cedar Bridge Institutional Fund, LP, High Rise Capital Advisors, LLC, Bridge Realty Advisors, LLC, High Rise Capital Management, LP, Zankel Management GP, LLC, Arthur Zankel, and David O’Connor in their Schedule 13G dated February 11, 2005 and filed with the SEC on February 11, 2005, and in Mr. O’Connor’s Form 4 /A dated March 24, 2005 and filed with the SEC on March 24, 2005.
(4)	Eubel Brady & Suttman Asset Management, Inc. reported that it had sole voting power and sole dispositive power of 1,487,230 shares in their Schedule 13G dated February 14, 2005 and filed with the SEC on February 14, 2005.

(5)	Stichting Pensioenfonds ABP reported that it had sole voting power and sole dispositive power of 1,018,800 shares in their Schedule 13G dated February 3, 2005 and filed with the SEC on February 3, 2005.
(6)	Wells Fargo & Company reported that it had sole voting power of 907,500 shares and sole dispositive power of 777,300 shares in their Schedule 13G dated January 21, 2005 and filed with the SEC on January 21, 2005.
(7)	Teachers Insurance and Annuity Association of America reported that it had sole voting power and sole dispositive power of 268,200 shares and shared voting power and dispositive power over 613,000 shares with Teachers Advisors, Inc. and TIAA-CREF Investment Management, LLC in their Schedule 13G dated February 10, 2005 and filed with the SEC on February 11, 2005.
(8)	Wells Capital Management Incorporated reported that it had sole voting power of 749,300 shares and sole dispositive power of 777,300 shares in their Schedule 13G dated January 21, 2005 and filed with the SEC on January 21, 2005.
(9)	Dreman Value Management LLC reported that it had sole voting power and sole dispositive power of 750,000 shares in their Schedule 13G dated February 10, 2005 and filed with the SEC on February 11, 2005.

Meetings of the Board of Directors

The Board of Directors of the Company met once following October 13, 2004, at which time Messrs. Andrews, Fox, Neidich and Hickox took their seats as independent directors of the Company in connection with the closing of our initial public offering, through year end.

Committees of the Board of Directors and Committee Meetings

The Company’s Board of Directors has an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee. The audit committee consists of R. Bruce Andrews (Chair), Edward D. Fox and Winston H. Hickox. The audit committee helps to ensure the integrity of our financial statements and the qualifications, independence and performance of our independent auditors. The audit committee’s responsibilities include the following:

•	establishing, monitoring and assessing our compliance with legal and regulatory requirements regarding our financial reporting processes and related internal control functions, including performance of our internal audit function;

•	overseeing the engagement of, and audit performed by, our independent public accountants, including the independence and qualifications of our outside auditors who report directly to the audit committee;

•	reviewing our annual financial statements and the scope of our annual audit;

•	overseeing each annual audit and quarterly review; and

•	preparing the audit committee report to be included in our annual proxy statement.

The audit committee held three meetings following October 13, 2004, at which time the audit committee was constituted, through year end.

The Board of Directors has determined that R. Bruce Andrews, Chairman of the audit committee, qualifies as an “audit committee financial expert” and possesses “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. In addition, the board has determined that all members of the audit committee are financially literate and independent within the meaning of SEC rules and regulations and the listing standards for the Nasdaq National Market.

The audit committee exercises its powers in accordance with the delegated duties and functions set forth in its charter, which charter may be found on the Company’s website at www.tpgre.com. The complete text of the audit committee’s charter is also attached as Appendix A to this proxy statement.

Compensation Committee. The compensation committee consists of Winston H. Hickox (Chair), R. Bruce Andrews and Edward D. Fox. None of the members of our compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the Board of Directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation committee. The compensation committee’s duties include:

•	establishing guidelines and standards regarding our compensation practices and philosophy;

•	determining the compensation and benefits of our executive officers;

•	evaluating the performance of our executive officers;

•	administering and making recommendations to our Board of Directors regarding our stock incentive and other equity-based compensation plans; and

•	preparing an annual report on executive compensation for inclusion in our proxy statement.

The compensation committee held one meeting following October 13, 2004, at which time the compensation committee was constituted, through year end.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee consists of Edward D. Fox (Chair), Winston H. Hickox and Daniel Neidich. The nominating and corporate governance committee’s responsibilities include:

•	developing, recommending and monitoring our compliance with corporate governance principles, including requirements of state and federal law and the rules and regulations of the Nasdaq National Market;

•	adopting and implementing a code of ethics;

•	adopting and overseeing policies with respect to conflicts of interest;

•	establishing criteria for prospective members of our Board of Directors and conducting candidate searches and interviews;

•	periodically evaluating the appropriate size and composition of our Board of Directors and recommending, as appropriate, changes in our Board of Directors; and

•	proposing the slate of directors to be elected at each annual meeting of our stockholders.

The nominating and corporate governance committee held one meeting following October 13, 2004, at which time the nominating and corporate governance committee was constituted, through year end.

The nominating and corporate governance committee has a charter, which charter may be found on the Company’s website at www.tpgre.com. The board has determined that the members of the nominating and corporate governance committee are independent, in accordance with the listing standards for the Nasdaq National Market.

In considering nominees for election as a director, the nominating and corporate governance committee considers a number of factors including, but not limited, to the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, real estate industry and otherwise;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the Company’s industry and other industries relevant to the Company’s business;

•	the skills and personality of the nominee and how the committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board of Directors that is collegial and responsive to the needs of the Company and its stockholders;

•	the ability and willingness to represent the best interests of all of the Company’s stockholders;

•	increasing the diversity of viewpoints, background and experience in addition to those of existing directors and other nominees; and

•	whether the nominee would meet the independence criteria of the requirements of the Nasdaq National Market applicable to the Company and the rules promulgated by the Securities and Exchange Commission.

The nominating and corporate governance committee also considers suggestions regarding candidates for election to the board submitted by stockholders in writing to the Company’s secretary. Stockholders’ recommendations for nominees to the Board of Directors will be considered by the committee provided such nominations are made in accordance with the Company’s Policy Regarding Stockholder Recommended Director Candidates. The Company’s Policy Regarding Stockholder Recommended Director Candidates requires that such notices meet certain requirements, including the following:

•	the notice by a stockholder will be timely if it is received by the committee not later than 120 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders.

•	the name of the stockholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the stockholder and the director candidate to be publicly identified;

•	a written statement by the director candidate agreeing to be named in the Company’s proxy materials and serve as a member of the Company’s Board of Directors if nominated and elected;

•	a written statement by the stockholder and the director candidate agreeing to make available to the committee all information reasonably requested in connection with the committee’s consideration of the director candidate and that would be required to be disclosed in a proxy statement; and

•	the stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration. The notice must be sent to the following address: Thomas Properties Group, Inc., 515 South Flower Street, Sixth Floor, Los Angeles, California 90071, Attn: Secretary (Nominating and Governance Committee Communication / Director Candidate Recommendation).

With regard to the 2006 annual meeting of stockholders, any such suggestion must be received by the Secretary no later than the date by which stockholder proposals for such annual meeting must be received as described below under the heading “When are stockholder proposals for the 2006 annual meeting of stockholders due?”

Compensation

Director Compensation

We pay our directors (other than directors that are employees of our company) an annual cash retainer of $50,000. We also reimburse our directors for expenses incurred to attend meetings of our board and its committees. Non-management directors also participate in our Non-Employee Directors Restricted Stock Plan (“Non-Employee Director Plan”) described below.

The Non-Employee Director Plan provides for an initial grant of shares of restricted stock to each non-employee director for a number of shares of restricted stock having a value as near to $37,500 as of the date of grant as possible without exceeding the value, provided, however, that our four non-employee directors appointed to our board upon the consummation of our initial public offering in October 2004, each received a determined 2,500 shares of restricted stock. The Non-Employee Director Plan also provides for an annual grant of shares of restricted stock to each non-employee director following each annual meeting of the stockholders commencing with the 2005 annual meeting. Each annual grant will be for a number of shares of restricted stock having a value as near to $15,000 as possible without exceeding the value. Notwithstanding the foregoing, a non-employee director receiving a restricted stock grant on, or within 90 days prior to, the date of an annual meeting of stockholders will not receive an annual grant with respect to that annual stockholders’ meeting. Each initial restricted stock grant will vest following the second annual meeting of the stockholders following the grant, subject to a director’s continued service. Each annual grant will vest following the first annual meeting of the stockholders following the grant. In the event of change in control of our company, all restricted stock granted under the plan to our non-employee directors will become fully vested.

Summary Compensation Table

The following table discloses compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company, its predecessor, and their respective subsidiaries during fiscal year 2004.

Name and Principal Position	Salary(1)($)	Bonus($)		Other Annual Compensation(2)($)	Number of Securities Underlying Restricted Stock Awards		All Other Compensation(3)(4)($)
James A. Thomas Chairman, President and Chief Executive Officer	$120,000	—	(5)	—	46,667	(6)	40,000
Diana M. Laing Chief Financial Officer and Secretary	143,333	59,895	(7)	—	—		—
Thomas S. Ricci Executive Vice President	196,596	95,706	(8)	—	—		10,000
Randall L. Scott Executive Vice President	205,487	120,141	(9)	—	—		10,000
John R. Sischo Executive Vice President	226,099	94,329	(10)	—	—		10,000

(1)	Represents salary earned during fiscal year 2004 by each executive for services to the Company and its predecessor, and their respective subsidiaries. Future salary payments will be in accordance with each executive’s employment agreement with the Company, entered into in connection with our initial public offering in October 2004. Data for Ms. Laing covers the period from May 1, 2004, when Ms. Laing joined our company, through year end.
(2)	Each of Messrs. Ricci, Scott and Sischo, and Ms. Laing, also received incentive units in our operating partnership during 2004, which are subject to vesting, as long term incentive awards. See “Long Term Incentive Plan Awards in Fiscal Year Ended December 31, 2004” on the following page.
(3)	Represents amounts contributed by us to our 401(k) plan for the account of each executive.
(4)	In accordance with SEC rules, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers which are available generally to all salaried employees, and certain perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.
(5)	Mr. Thomas elected to forego a bonus for 2004.
(6)	Mr. Thomas’ restricted stock grant will vest on October 13, 2007, the third anniversary of the date of the grant, provided that vesting may occur upon the second anniversary of the grant date if certain performance goals are met. Mr. Thomas will receive dividends on his restricted stock shares, to the extent declared.
(7)	For Ms. Laing, $25,000 of the bonus paid was earned prior to the consummation of our initial public offering in October 2004, and $34,895 was paid for services from October 13, 2004 through year end, as determined by our compensation committee.
(8)	For Mr. Ricci, $60,000 of the bonus paid for services during 2004 was earned prior to the consummation of our initial public offering in October 2004, and $35,706 was paid for services from October 13, 2004 through year end, as determined by our compensation committee.
(9)	For Mr. Scott, $82,000 of the bonus paid for services during 2004 was earned prior to the consummation of our initial public offering in October 2004, and $38,141 was paid for services from October 13, 2004 through year end, as determined by our compensation committee.
(10)	For Mr. Sischo, $57,000 of the bonus paid for services during 2004 was earned prior to the consummation of our initial public offering in October 2004, and $37,329 was paid for services from October 13, 2004 through year end, as determined by our compensation committee.

Long-Term Incentive Plan Awards in Fiscal Year Ended December 31, 2004

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout (Years)	Estimated Future Payouts
			Threshold (#)	Target (#)	Maximum (# or $)

James A. Thomas	0	—	—	—	—
Diana M. Laing	50,000(2)/13,334(3)	(2)(3)	—	—	—
Thomas S. Ricci	183,334(2)/16,667(3)	(2)(3)	—	—	—
Randall L. Scott	233,334(2)/16,667(3)	(2)(3)	—	—	—
John R. Sischo	200,000(2)/16,667(3)	(2)(3)	—	—	—

(1)	Denotes incentive unit awards granted under our 2004 Equity Incentive Plan which commenced vesting in fiscal year 2004 on October 13, 2004. Subject to the terms of our operating partnership agreement, operating partnership units can be received in exchange for vested incentive units.
(2)	Vesting is over a three-year period, with one-third of the executive’s incentive units vesting on each of October 13, 2005, 2006 and 2007.
(3)	Restricted incentive units which will vest in full on October 13, 2007, provided that vesting may occur on October 13, 2006 if certain performance goals are met.

Employment Agreements and Noncompetition Agreements

In October 2004, we entered into employment agreements with each of Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing. Mr. Thomas serves as our President and Chief Executive Officer, Messrs. Ricci, Scott and Sischo serve as our Executive Vice Presidents, and Ms. Laing serves as our Chief Financial Officer and Secretary. These employment agreements require Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing to devote substantially all of their business time to the performance of their duties to us. The employment agreement with Mr. Thomas has a four-year term, and the employment agreements with each of our other executive officers have three-year terms. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 60 days’ notice of non-renewal.

The employment agreements provide for:

•	an annual base salary of $120,000 for Mr. Thomas, $220,000 for Mr. Ricci, $235,000 for Mr. Scott, $230,000 for Mr. Sischo and $215,000 for Ms. Laing, subject to increase in accordance with our normal executive compensation practices;

•	eligibility for an annual cash performance bonus based on the satisfaction of performance goals to be established in the discretion of our compensation committee, with a target annual bonus for the first year for Mr. Thomas of 100% of his base salary, and a target annual bonus for the first year for each of the other executive officers of 75% of base salary; and

•	participation in other incentive, savings, retirement and other benefit plans available generally to our senior executives.

The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” other than in the case of a “change in control” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits:

•	if more than one year is left on the executive’s contract, a lump-sum cash payment equal to three times the sum of his then-current annual base salary plus average bonus over the prior three years for Mr. Thomas, and, for each of the other executive officers, a lump-sum cash payment equal to two times the sum of his or her then-current annual base salary plus average bonus over the prior three years;

•	a prorated annual bonus for the year in which the termination occurs, paid at the time when annual bonuses are paid to our other senior executives; and

•	health benefits for one year following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to termination to the extent that the executive is eligible to receive benefits from a subsequent employer.

Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within 180 days after a “change in control” (as defined in the applicable employment agreement) or, in the case of Mr. Thomas, within 90 days after the change of control event for any reason, then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason, and all restricted stock and any other equity awards held by such executive will become fully vested.

Under the employment agreements, we have agreed to make additional payments to the executive if any amounts paid or payable to the executives would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the additional payments, which are intended to offset the impact of the excise tax.

The agreements also provide that the executive or his or her estate will be entitled to certain severance benefits in the event of his or her death or permanent disability. These benefits include a lump-sum cash payment equal to the executive’s then-current annual base salary, plus a pro-rated annual bonus for the year in which death or disability occurs, paid at the time annual bonuses are paid to our other senior executives. In addition, the executive’s eligible family members, and, in the case of disability, the executive, may receive health benefits for one year following death or disability, subject to termination if, in the case of termination for disability, the executive is re-employed and is eligible to receive benefits from a subsequent employer.

We have also entered into non-competition agreements with each of Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing. Under these agreements each executive has agreed, unless approval is given by our Board of Directors, not to (a) conduct, directly or indirectly, any business involving real property development, investment, acquisition, sale or management, whether such business is conducted by them individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity, or (b) own interests in real property which are competitive, directly or indirectly, with any business carried on by us or our successors, subsidiaries and affiliates, with the exception of certain existing real estate investments held by Mr. Thomas that are not competitive to us and Mr. Thomas’ 11% minority interest in each of our One Commerce Square and Two Commerce Square properties, and exceptions for an executive’s direct or indirect ownership of up to 5% of the outstanding equity interests of any public company, and activities related to residential real estate. Each of these executives will be bound by his or her non-competition covenant for so long as he or she is employed by us or serves as a member of our Board of Directors and for a one-year period thereafter.

Compensation Committee Interlocks and Insider Participation

None of the individuals who served as members of the compensation committee in 2004 was or has been an officer or employee of the Company or engaged in transactions with the Company (other than in his capacity as director).

None of the Company’s executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves as a member of the compensation committee or a director of the Company.

Compensation Committee Report on Executive Compensation

This Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any other the Company filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.

The compensation committee of the board of directors is responsible for developing, implementing and monitoring an executive compensation program for the Company; reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers of the Company and setting compensation levels for these executive officers based on its evaluation and these objectives; and reviewing and approving all incentive compensation arrangements for executive officers, and all equity-based plans generally. From time to time, the compensation committee may retain compensation and other management consultants to assist with, among other things, structuring our various compensation programs and determining appropriate levels of salary and bonus payable to and equity incentive structures for our executive officers.

Our compensation committee is comprised of three non-employee directors, Winston H Hickox (Chair), R. Bruce Andrews and Edward D. Fox, who together have prepared this report to summarize the Company’s policies and practices with regard to executive compensation.

Compensation Objectives and Policies

The objective of our executive compensation program is to attract, retain and motivate talented executives who can help the Company maximize stockholder value. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. The program is intended to encourage high performance, promote accountability and ensure that the interests of executives are appropriately aligned with the interests of the Company’s stockholders by linking a portion of executive compensation directly to the achievement of measurable performance goals for both the individual and the Company as a whole. We seek to provide total compensation to our executive officers that is comparable to total compensation paid by other real estate companies with characteristics similar to us. With respect to fiscal 2004, the committee utilized compensation data from appropriate comparable companies in the real estate industry with similar size and geographic reach, and key executive management positions obtained from a nationally-recognized independent compensation consulting firm. This compensation data covers a peer group of selected industry companies that the committee believes are competitive with the Company.

Annual Base Salary

The base salary for each of our named executive officers is provided for in the employment agreement between the Company and the officer, as described in detail above in the section entitled “—Employment Agreements and Noncompetition Agreements.” These agreements were entered into in October 2004 in connection with the consummation of our initial public offering. Each of Messrs. Thomas, Ricci, Scott, Sischo, and Ms. Laing’s employment agreements provide that the officer’s base salary will be reviewed no less frequently than annually for possible adjustment at the compensation committee’s discretion. When reviewing individual base salaries, the compensation committee considers the Company’s performance as well as each individual’s performance, experience and level of responsibility. Competitive pay practices and other subjective features are also considered.

Annual Incentive Bonuses

Annual incentives are provided in the form of cash bonuses to be paid if certain individual and/or corporate performance objectives are achieved. As described above, each named executive officer’s employment agreement provides for an annual bonus within a range based on a percentage of the executive’s base salary, as described in detail above in the section entitled “—Employment Agreements and Noncompetition Agreements.” The bonus range in each executive’s employment agreement is intended to provide guidance for the executive’s annual bonus. However, bonuses are ultimately discretionary and are subject to final determinations based upon the compensation committee’s evaluation of the Company’s and each executive’s performance. For the period from January 2004 to the consummation of the Company’s initial public offering in October 2004, bonuses for each of Messrs. Ricci, Scott, Sischo, and Ms. Laing were determined based upon services rendered to the Company’s predecessor during this period. The compensation committee determined bonuses for each of these executive officers with respect to services rendered to the Company as well as the Company’s performance following the consummation of the offering on October 13, 2004 through year end. Mr. Thomas elected to forego a bonus for fiscal year 2004.

Long-Term Incentive Awards

The compensation committee recognizes that while the bonus programs provide awards for positive short-term and mid-term performance, equity participation creates a vital long-term partnership between executive officers and stockholders. Long-term incentives are provided to executives either through restricted stock grants, restricted incentive units or through the grant of stock options pursuant to our 2004 Equity Incentive Plan, which is administered by the compensation committee. The compensation committee has the discretion to determine those individuals to whom awards will be granted and to determine the terms and provisions of awards, including the vesting schedule, performance goals, and other terms of exercise, subject to the provisions of the Incentive Plan. For fiscal 2004, Mr. Thomas received the restricted stock grant described below, and incentive unit awards were made to each of Messrs. Ricci, Scott and Sischo, and Ms. Laing, see “—Long Term Incentive Plan Awards in Fiscal Year ended December 31, 2004.” These restricted stock and restricted incentive unit awards represent the fulfillment of commitments made in each executive’s employment agreement entered into at the time of the consummation of our initial public offering. Mr. Thomas will receive dividends on his restricted stock shares, to the extent paid. Incentive units represent a profits interest in our operating partnership, and whether vested or not, receive the same per unit distribution as holders of other limited partnership units in our operating partnership. Vested incentive units can be converted into regular operating partnership units in our operating partnership, to the extent of the executive’s economic capital account balance. Operating partnership units can be redeemed for cash, or, at our option, shares of the Company’s common stock on a one-for-one basis. The incentive unit awards made to the Company’s executive officers are subject to vesting over a three-year period, which may be accelerated to vest in two-years upon the achievement of certain performance goals, and are intended to focus on value attributable to long-term growth and success of the Company.

Chief Executive Officer Compensation

The Company has entered into an employment agreement with James A. Thomas, Chairman of the Board, President and Chief Executive Officer, as described above under the section entitled “—Employment Agreements and Noncompetition Agreements.” Mr. Thomas’ employment agreement provides for a base salary of $120,000 per year, and an annual bonus of up to 100% of base salary. The compensation committee authorized and approved Mr. Thomas’ compensation package for 2004, which included the base salary and restricted stock award described above. Mr. Thomas elected to forego a bonus for fiscal year 2004. The compensation committee’s decisions regarding the compensation of Mr. Thomas and the other executive officers are reported to the full board of directors.

Tax Deductibility Of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to its Chief Executive Officer and certain other executive officers, other than compensation that qualifies as performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. The compensation committee’s policy with respect to Section 162(m) is to try and preserve the deductibility of compensation payable to the Company’s executive officers, although deductibility will be only one among a number of factors considered in determining appropriate levels or means of compensation for these officers.

This report is submitted on behalf of the compensation committee:

Winston H. Hickox (Chair)

R. Bruce Andrews

Edward D. Fox

Performance Measurement Comparison

The following graph provides a comparison of cumulative total stockholder return for the period from October 7, 2004 (the date upon which our Common Stock began publicly trading) through December 31, 2004, among the Company, Standard & Poor’s 500 Stock Index (S&P 500) and the Dow Jones Wilshire Real Estate Securities Index (DWRS). The stock performance graph assumes an investment of $100.00 in each of the Company and the two indices, and the reinvestment of any dividends. The historical information set forth below is not necessarily indicative of future performance. The data shown is based on the closing share prices or index values, as applicable, at the end of the last day of each month shown (except for the initial date, October 7, 2004).

	October 7, 2004	October 2004	November 2004	December 2004
Thomas Properties Group, Inc.	100.00	100.00	99.17	106.17
S&P 500	100.00	99.96	103.82	107.19
DWRS	100.00	103.74	108.32	113.53

Report of the Audit Committee

This Report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference by any general statement incorporating by reference this proxy statement into any other the Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.

In monitoring the preparation of the Company’s financial statements, the committee met with both management and the Company’s outside auditors to review and discuss results of operations prior to our third quarter announcement and year-end announcement and the audited financial statements prior to their issuance and to discuss significant accounting issues. Management advised the audit committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee discussed the statements with both management and the outside auditors. The audit committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification Statements on Auditing Standards).

With respect to the Company’s outside auditors, the audit committee, among other things, has received the written disclosures made to the audit committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP matters relating to its independence. The audit committee has also considered whether the provision of non-audit services to the Company by Deloitte & Touche LLP is compatible with maintaining its independence.

On the basis of these reviews and discussions, the audit committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Members of the audit committee:

R. Bruce Andrews

Edward D. Fox

Winston H. Hickox

Certain Relationships and Related Transactions

Formation Transactions

Through a series of transactions related to our initial public offering in October 2004 and the consummation of various formation transactions, Mr. Thomas and others through TPG, our predecessor company, consolidated ownership of a portfolio of properties into the Company. In particular, Mr. Thomas and entities controlled by him, and each of Messrs. Ricci, Scott and Sischo, executive officers of our company, entered into a master contribution agreement with the Company pursuant to which they contributed their direct and indirect interests in properties and other assets to the Company’s operating partnership in exchange for 16,666,666 units, in the aggregate. Each operating partnership unit issued in the formation transactions is paired with one share of limited voting stock. These paired units are each held by an entity controlled by Mr. Thomas. Mr. Thomas controls the voting of all shares of limited voting stock, including those paired with operating partnership units held for the benefit of Messrs. Ricci, Scott and Sischo.

Entities controlled by Mr. Thomas, our Chairman, President and Chief Executive Officer, were the primary contributor of the 89% interests the Company acquired in each of One Commerce Square and Two Commerce Square as part of our formation transactions. Entities controlled by Mr. Thomas retained an 11% minority interest in each of One Commerce Square and Two Commerce Square to mitigate transaction costs. As the general partner of our operating partnership, the Company controls the day-to-day decisions relating to the Commerce Square properties.

Description of Contribution Agreement, Tax Indemnity and Debt Guarantees

Concurrently with the completion of the initial public offering in October 2004, we entered into a partnership agreement with the limited partners of our operating partnership. Mr. Thomas holds operating partnership units through entities controlled by him, and each of Messrs. Ricci, Scott and Sischo have an indirect interest in operating partnership units that are held by entities controlled by Mr. Thomas. In addition, Messrs. Ricci, Scott and Sischo, together with Ms. Laing, directly hold incentive units in the Company’s operating partnership that are subject to vesting. Holders of operating partnership units under the partnership agreement will have rights after December 2005 to cause our operating partnership to redeem their units for an amount of cash per unit equal to the then-current market value of one share of our common stock, or, at our election, to exchange their units for shares of our common stock on a one-for-one basis.

The master contribution agreement includes representations and warranties made by the contributors to our operating partnership with respect to the condition and operations of the properties and interests to be contributed to us and certain other matters. Contributing entities controlled by Mr. Thomas have each agreed to jointly and severally indemnify us and our operating partnership for any breach of their representations and warranties for a one-year period following the consummation of our initial public offering in October 2004, or the applicable statute of limitations in certain cases, subject to a deductible of $1.0 million in certain cases. These indemnity obligations are secured by a pledge of units in our operating partnership with an approximate value of $10.0 million. Foreclosure on these units is the sole recourse available to us for any breach of the representations or warranties or in the event of another claim for indemnification unless the indemnifying party elects to pay the obligation in cash.

Our operating partnership has agreed, without the consent of Mr. Thomas, not to directly or indirectly sell, exchange or otherwise dispose of in a taxable transaction any of our interest in either One Commerce Square or Two Commerce Square prior to October 2008. However, if Mr. Thomas and related entities sell to our company the 11% remaining interest in each of One Commerce Square and Two Commerce Square held by them prior to that date (but in any event following October 2007) and for not more than $4.0 million in the aggregate, then this period is extended to October 2013 (or up to October 2016 so long as Mr. Thomas and his related entities collectively retain at least 50% of the units received by them in the formation transactions). These two properties represented 68.5% of our owned portfolio’s annualized rent as of December 31, 2004. These restrictions do not apply to the disposition of a Commerce Square property under certain circumstances, including a like kind exchange or involuntary conversion under the Internal Revenue Code, other tax deferred transactions, in the event of certain mergers or consolidations whereby our Company continues to hold properties subject to similar restrictions, or other transactions following a basis adjustment such that a contributor of the relevant property to our partnership would not be allocated taxable gain as a result of the transaction. During the same period these disposition restrictions apply, we agreed to use commercially reasonable efforts to make $221 million of indebtedness available to the guaranteed entities controlled by Mr. Thomas, by Mr. Edward Fox, a non-employee director of our company, and by Mr. Richard Gilchrist, an individual formerly affiliated with Maguire Thomas Partners, one of our predecessor companies. Among other things, these debt guarantees allow the guarantors to include this debt in the tax basis of their unit holdings and defer the recognition of gain in connection with the formation transactions.

Indemnification for Guarantee Obligations

Mr. Thomas has guaranteed obligations of up to $7.5 million with respect to the mezzanine loans on our Two Commerce Square property and we have agreed to indemnify Mr. Thomas in the event his guarantees of these loans are called upon.

Registration Rights

We granted registration rights to those entities that received units as a result of the formation transactions undertaken in connection with our initial public offering in October 2004, and to those individuals receiving incentive units. These entities, all of which are directly or indirectly controlled by Mr. Thomas, have registration rights with respect to the shares of our common stock that may be acquired by them in connection with the exercise of redemption rights under our operating partnership agreement. These registration rights will require us to seek to register the shares of our common stock acquired by them upon redemption of units.

Commerce Square Restaurant

An affiliate of the Company controlled by Mr. Thomas presently leases retail space for a restaurant at One Commerce Square and Two Commerce Square that is managed by an unaffiliated third party. This arrangement was entered into in 2001 to accommodate One Commerce Square and Two Commerce Square in establishing a restaurant. Under the arrangement, the affiliate of TPG, our predecessor company, agreed to own the stock of the restaurant, with the restaurant operator holding an option to purchase the stock upon achieving certain financial measures. Any unpaid rent is added to the option price for the restaurant operator. Mr. Thomas has not received any payments or distributions relating to this restaurant. While the restaurant is a desirable tenant amenity, patronage at the restaurant has historically not been sufficient to make the restaurant cash-flow positive and able to pay its full rental obligations. For fiscal year 2004, the Company, together with its pre-initial public offering predecessor companies, earned rental revenues and tenant reimbursements from the affiliate of $49,000, of which $13,000 was reserved as a bad debt expense.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of more than 10% of outstanding shares of our common stock to file reports of holdings and transactions in the Company’s stock with the SEC by certain deadlines. Based on our records and other information, we believe that all Section 16(a) SEC filing requirements applicable to our directors and executive officers for the time period from our initial public offering to the end of our fiscal year were timely met except that James A. Thomas, our Chairman, President and Chief Executive Officer, was delinquent in reporting two open market purchases on October 29, 2004, and one open market purchase on November 1, 2004, which were reported on a Form 4 filed December 21, 2004; and Robert D. Morgan, our Vice President, was delinquent in reporting the purchase of shares on October 7, 2004 through our directed shares program in connection with our initial public offering, which was reported on a Form 4 filed March 18, 2005.

Proposal to Ratify the Appointment of the Independent Certified Accountants of the Company for the Fiscal Year Ending December 31, 2005 (Proposal 2)

What are we asking you to approve?

Deloitte & Touche LLP, has been selected by the Board, upon recommendation of the audit committee, to audit the consolidated financial statements of the Company for the year ending December 31, 2005. We are asking you to ratify this engagement. It is expected that one or more representatives of Deloitte & Touche LLP will attend the annual meeting, with the opportunity to make a statement if they should so desire and will be available to respond to appropriate questions.

What does the Board of Directors recommend with respect to Proposal 2?

The Board recommends a vote FOR the ratification of the appointment of the independent auditors of the Company.

What vote is required for this proposal?

The affirmative vote of the holders of a majority of our outstanding stock present in person or represented by proxy and entitled to vote on this Proposal 2 is required to approve this Proposal 2. The holders of our outstanding common stock and limited voting stock are entitled to vote on this Proposal 2. Under applicable Delaware law, in determining whether this Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against this proposal and broker non-votes will not be counted for purposes of this proposal.

What fees have been paid to accountants for the fiscal years ending December 31, 2004 and 2003?

The following table sets forth the aggregate fees paid to Deloitte & Touche LLP for professional services rendered on behalf of the Company and its subsidiaries and its predecessor, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands):

	2004	2003
Audit Fees	$1,713,800	$—
Audit-Related Fees	—	—
Tax Fees	1,340,450	526,850
All Other Fees	33,050	28,375

Total	$3,087,300	$555,225

Audit Fees

Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s quarterly reports, and the registration statements filed in 2004 and all amendments thereto, and related comfort letters and consents.

Tax Fees

Tax fees represent fees for tax compliance, tax consulting and tax planning.

All Other Fees

All other fees represent fees for property tax consulting.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche LLP. These services may include audit services, audit-related services, and other services.

Other Matters

The management of the Company does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

Annual Report

The Company’s annual report on Form 10-K for the year ended December 31, 2004 is enclosed with this proxy statement. Stockholders are referred to the report for financial and other information about the Company.

By Order of the Board of Directors

Diana M. Laing

Chief Financial Officer and Secretary

Los Angeles, California

April 29, 2005

APPENDIX A

THOMAS PROPERTIES GROUP, INC.

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Committee is to oversee (a) the accounting and financial reporting processes of Thomas Properties Group, Inc. (the “Company”) and (b) the audits of the financial statements of the Company.

Composition of the Committee

Size. The size of the Committee shall be determined by the Board of Directors, but it must always have at least three members.

Qualifications.

1.	Independence. Each Committee member shall meet the independence criteria of (a) the listing requirements of the National Association of Securities Dealers, Inc. (“NASD”), as such requirements are interpreted by the Board of Directors in its business judgment and (b) Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the Securities and Exchange Commission (“SEC”), including Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the NASD.

2.	Preparation of Financial Statements. No Committee member shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the three years prior to the proposed appointment of such member to the Committee.

3.	Financial Expertise. Each Committee member shall be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the Committee shall have prior experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such member’s financial sophistication. The Board of Directors shall determine, in its business judgment, whether at least one member has such financial sophistication. The designation or identification of a person as having such financial sophistication shall not (a) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Committee and Board of Directors in the absence of such designation or identification or (b) affect the duties, obligations or liability of any other member of the Committee or Board of Directors.

4.	Compensation Guidelines. Each Committee member shall receive as compensation from the Company only those forms of compensation as are not prohibited by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NASD. Permitted compensation includes (a) director’s fees (which includes all forms of compensation paid to directors of the Company for service as a director or member of a committee of the Board of Directors) and/or (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service.

Appointment. The Board of Directors will appoint the members and the Chairman of the Committee based on nominations made by the Company’s Nominations Committee. Committee members shall serve at the pleasure of the Board of Directors and for such term or terms as the Board of Directors may determine.

Duties and Responsibilities of the Committee

The Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board of Directors.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In performing its responsibilities, the Committee shall:

1.	Retain the Independent Auditors. The Committee has the sole authority to (a) retain and terminate the Company’s independent auditors, (b) approve all audit engagement fees, terms and services and (c) approve any non-audit engagements with the Company’s independent auditors. The Committee is to exercise this authority in a manner consistent with Sections 201, 202 and 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NASD. The Committee may delegate the authority to grant any pre-approvals of non-audit engagements required by such sections to one or more members of the Committee as it designates, subject to the delegated member or members reporting any such pre-approvals to the Committee at its next scheduled meeting.

2.	Review and Discuss the Independence of the Auditors. In connection with the retention of the Company’s independent auditors, the Committee is to, at least annually, review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors. The Committee is responsible for (a) ensuring that the independent auditors submit at least annually to the Committee a formal written statement delineating all relationships between the auditors and the Company consistent with applicable independence standards, including Independence Standards Board Standard 1, (b) actively engaging in a dialogue with the auditors with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditors and (c) taking, or recommending that the Board of Directors take, appropriate action to oversee the independence of the auditor. In connection with the Committee’s evaluation of the auditors’ independence, the Committee shall also review and evaluate the lead partner of the independent auditors and take such steps as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit engagement team.

3.	Set Hiring Policies. The Committee is to set hiring policies for employees or former employees of the independent auditors, which include the restrictions set forth in Section 206 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

4.	Review and Discuss the Audit Plan. The Committee is to review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations, including the adequacy of staffing.

5.	Review and Discuss Conduct of the Audit. The Committee is to review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including (a) any restriction on audit scope or on access to requested information, (b) any disagreements with management and (c) significant issues discussed with the independent auditors’ national office. The Committee is to decide all unresolved disagreements between management and the independent auditors regarding financial reporting.

6.	Review and Discuss Financial Statements and Disclosures. The Committee is to review and discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (b) the disclosures regarding internal controls and other matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

7.	Review and Discuss Earnings Press Releases. The Committee is to review and discuss earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made).

8.	Review and Discuss Internal Audit Plans. The Committee is to review and discuss with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the plans for and the scope of their ongoing audit activities, including adequacy of staffing.

9.	Review and Discuss Internal Audit Reports. The Committee is to review and discuss with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department.

10.	Review and Discuss the Systems of Internal Accounting Controls. The Committee is to review and discuss with the independent auditors, the senior internal auditing executive, the Company’s general counsel (if the Company has a general counsel) and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs, the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel, and the Company’s policies and compliance procedures with respect to business practices which shall include (a) the disclosures regarding internal controls and matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC and (b) a review with the independent auditors of their opinion on the effectiveness of management’s assessment of internal controls over financial reporting and the independent auditor’s analysis of matters requiring modification to management’s certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

11.	Review and Discuss the Recommendations of Independent Auditors. The Committee is to review and discuss with the senior internal auditing executive and the appropriate members of the staff of the internal auditing department recommendations made by the independent auditors and the senior internal auditing executive, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.

12.

Review and Discuss the Audit Results. The Committee is to review and discuss with the independent auditors (a) the report of their annual audit, or proposed report of their annual audit, (b) the accompanying management letter, if any, (c) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100 and (d) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake. The foregoing shall include the reports required by Section 204 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC and, as appropriate, a review of (a) major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

13.	Obtain Assurances under Section 10A(b) of the Exchange Act. The Committee is to obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Committee under Section 10A(b) of the Exchange Act.

14.	Discuss Risk Management Policies. The Committee is to discuss guidelines and policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

15.	Obtain Reports Regarding Conformity With Legal Requirements and the Company’s Code of Conduct. The Committee is to periodically obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct. The Committee is to review and discuss reports and disclosures of insider and affiliated party transactions. The Committee should advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

16.	Approve Related Party Transactions. The Committee is to approve all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

17.	Establish Procedures for Complaints Regarding Financial Statements or Accounting Policies. The Committee is to establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NASD.

18.	Discuss With Compliance Officer and Counsel Matters Regarding Financial Statements or Compliance Policies. The Committee should discuss with the Company’s compliance officer and legal counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

19.	Review and Discuss Other Matters. The Committee should review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

20.	Board Reports. The Committee should report its activities regularly to the Board of Directors in such manner and at such times as the Committee and the Board of Directors deem appropriate, but in no event less than once a year. Such report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

21.	Maintain Flexibility. The Committee, in carrying out its responsibilities, policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

Meetings of the Committee

The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Chairman of the Committee shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent.

The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with the Company’s management, the internal auditors and the independent auditors periodically in separate private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believes should be discussed privately.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

The Company will provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (b) compensation to independent counsel or any other advisors employed by the Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Audit Committee Report

The Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, the Audit Committee Report to be included in the Company’s annual proxy statement.

Annual Review

At least annually, the Committee will (a) review this Charter with the Board and recommend any changes to the Board and (b) evaluate its own performance against the requirements of this Charter and report the results of this evaluation to the Board. The evaluation will include establishment of the goals and objectives of the Committee for the upcoming year. The Committee will conduct its review and evaluation in such manner as it deems appropriate.

PROXY

THOMAS PROPERTIES GROUP, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

JUNE 15, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, as record owner of the shares of Thomas Properties Group, Inc. (the “Company”) described below, hereby appoints Diana M. Laing and Robert D. Morgan, and each of them, as proxies of the undersigned with the full power of substitution, to represent and to attend the 2005 annual meeting of stockholders (the “2005 Annual Meeting”) to be held on Wednesday, June 15, 2005 10:00 a.m., local time, at the California Club in Los Angeles, California, or any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders and of the accompanying proxy statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE OTHER PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed and dated on the reverse side)

FOLD AND DETACH HERE AND

READ THE REVERSE SIDE

Each proposal below has been proposed by the Company. The Board of Directors recommends a vote “FOR” each proposal listed below.

Please mark your votes like this    ☒

1.	ELECTION OF DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS.

The following are the Company’s nominees for election as directors of the Company:

James A. Thomas

R. Bruce Andrews

Edward D. Fox

Winston H. Hickox

Daniel Neidich

Randall L. Scott

John R. Sischo

INSTRUCTIONS: Mark the applicable box below. To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

FOR all nominees listed	FOR ALL EXCEPT as marked to the contrary	WITHHOLD AUTHORITY to vote for all nominees listed
☐	☐	☐

2.	RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2005.

INSTRUCTIONS: Mark the applicable box.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	TO CONSIDER AND ACT ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

☐	CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

IMPORTANT: Please DATE and SIGN this proxy where indicated below. Please sign exactly as name appears on the records of the Company. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Number of Shares of the Company’s Common Stock Owned:

Name(s) of Stockholder(s) of Record:

Signature:                                                                                                                             Dated:

Signature (if jointly held):                                                                                              Dated:

Name:                                                                                  Address:

Name (if jointly held):                                                                                 Address: